UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 11, 2015

Date of Earliest Event Reported: June 9, 2015

Principal Solar, Inc.

(Exact name of registrant as specified in its charter)

333-193058
(Commission File Number)

Delaware	27-3096175
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

211 N. Ervay Street, Suite 300

Dallas, TX 75201

(855) 774-7799

(Address and Telephone Number of Registrant's Principal

Executive Offices and Principal Place of Business)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 9, 2015, the Company entered into a binding term sheet with Innovative Solar Systems, LLC, a solar developer operating primarily in North Carolina, to acquire Innovative Solar 37, LLC ("Principal Solar VII" or "PS VII"), the owner of a 78.7 mw AC solar project to be built in Anson County, North Carolina. PS VII holds a 10-year flat rate power purchase agreement with Duke Energy Progress, Inc. PSI will acquire 100% of the membership interest of PS VII in a series of payments of approximately $300,000 per month between execution of the membership interest purchase agreement to be negotiated between the parties on or before June 30, 2015, and the financial close (the point at which all project financing is arranged). Payments will also include a balloon payment at financial close sufficient to having cumulatively paid 78% of the $5.5 million purchase price. The remaining 22% of the purchase price will be paid in installments of $150,000 per month through the project's commercial operation date. The total cost of the project, based upon the preliminary work, is expected to be approximately $140 million for which the Company has not yet begun to source financing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The matter described in Item 1.01 herein includes an obligation to make a series of payments toward the final closing on the acquisition of PS VII.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Binding Term Sheet between Principal Solar, Inc. and Innovative Solar Systems, LLC dated June 9, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

PRINCIPAL SOLAR, INC.

Date: June 11, 2015	By:	/s/ David N. Pilotte
Chief Financial Officer